UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

June 28, 2006

Date of Report (Date of earliest event reported)

IMPSAT Fiber Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29085	52-1910372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Elvira Rawson de Dellepiane 150

Piso 8, C1107BCA

Buenos Aires, Argentina

(Address of principal executive offices)

Registrant’s telephone number, including area code (5411) 5170-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Director or Officer; Election of Directors; Appointment of Principal Officer.

On June 28, 2006, Mr. Edward T. Dartley was appointed as a Category Two Director (as defined below) of IMPSAT Fiber Networks, Inc. (the “Company), to serve until the 2007 Annual Meeting of the Company or until his earlier resignation or removal. Mr. Dartley’s appointment fills a vacancy that resulted from the resignation of Mr. Eric Koza from the Company’s Board of Directors (the “Board”) on the same date.

Pursuant to the Company’s certificate of incorporation (the “Charter”), the Board is constituted of seven members who are classified among four categories. Two of those members of the Board (the “Category Two Directors”) are elected by the initial holders of the Senior Guaranteed Convertible Notes – Series A (the “Series A Notes” ) issued by the Company pursuant to the Plan of Reorganization (the “Initial Senior Series A Noteholders”), for so long as the Initial Senior Series A Noteholders continue to satisfy conditions as to ownership of such Series A Notes specified in the Charter. Applicable provisions of the Charter provide that any vacancy occurring because of the resignation of a Category Two Director shall be filled by the remaining Category Two Directors. Accordingly, Mr. Dartley’s appointment was made by the other incumbent Category Two Director, Mr. William Connors.

As of the date of this filing, Mr. Dartley is not expected to be appointed as a member of any committee of the Board.

Mr. Dartley is counsel to WRH Partners Global Securities, L.P, W.R. Huff Asset Management Co., L.L.C., and to their affiliates. WRH Partners Global Securities, L.P, W.R. Huff Asset Management Co., L.L.C., and certain other affiliated limited partnerships have previously disclosed, on Schedule 13D-A4 filed on May 16, 2006, their holdings of Series A Notes.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2006	IMPSAT Fiber Networks, Inc.

	By:	/s/ Guillermo Pardo
Corporate Secretary